Exhibit 99(a)(1)(B)

LETTER OF TRANSMITTAL	PURSUANT TO THE OFFER TO PURCHASE DATED

AUGUST 7, 2025

THE OFFER WILL EXPIRE AT 4:00 PM, EASTERN TIME, ON SEPTEMBER 9, 2025, UNLESS THE OFFER IS EXTENDED

THIS LETTER OF TRANSMITTAL MAY BE SUBMITTED BY ACCESSING YOUR PORTFOLIO THROUGH THE YIELDSTREET PLATFORM, WHICH IS ACCESSIBLE THROUGH WWW.YIELDSTREETALTERNATIVEINCOMEFUND.COM. DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS OTHER THAN THROUGH THE YIELDSTREET PLATFORM WILL NOT CONSTITUTE A VALID DELIVERY TO YIELDSTREET ALTERNATIVE INCOME FUND INC. (THE “COMPANY”).

THE OFFER TO PURCHASE AND THIS ENTIRE LETTER OF TRANSMITTAL, INCLUDING THE ACCOMPANYING INSTRUCTIONS, SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

IF YOU WANT TO RETAIN YOUR SHARES, YOU DO NOT NEED TO TAKE ANY ACTION.

LADIES AND GENTLEMEN:

This letter of transmittal is provided in connection with the Company’s offer dated August 7, 2025, to purchase up to 456,084 shares of common stock of the Company (“Shares”). At the discretion of the Company's Board of Directors (the “Board”), the Company may use cash on hand, cash available from borrowings, and cash from the sale of investments as of the end of the applicable period to repurchase Shares.

The Offer (as defined below) will expire at 4:00 PM, Eastern Time, on September 9, 2025 (the “Expiration Date”), unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires.

The person(s) signing this Letter of Transmittal (the “Signatory”) hereby tender(s) to the Company, which is an externally managed, non-diversified, closed-end management investment company incorporated in Maryland, the number of Shares specified above for purchase by the Company at a Share (or portion thereof) price (the “Purchase Price”) equal to its net asset value per Share as of the close of business on the Expiration Date, in cash, under the terms and subject to the conditions set forth in the Offer to Purchase, receipt of which is hereby acknowledged, and in this Letter of Transmittal (which Offer to Purchase and Letter of Transmittal together with any amendments or supplements thereto collectively constitute the “Offer”). Payment for Shares properly tendered (not timely withdrawn) will be made promptly following the Expiration Date.

The Signatory recognizes that the net asset value of the Shares tendered in this Offer will likely change between the most recent time net asset value was calculated and communicated to them and the net asset value of the Shares as of the Expiration Date (the relevant date for determining the value of the Shares tendered to the Fund for purposes of calculating the Purchase Price of such Shares) and such change could be material.

The Signatory recognizes that, under certain circumstances as set forth in the Offer to Purchase, the Company may amend, extend or terminate the Offer or may not be required to purchase any of the Shares tendered hereby. In any such event, the Signatory understands that the Shares not purchased, if any, will continue to be held by the Signatory and will not be tendered.

The Signatory understands that acceptance of Shares by the Company for payment will constitute a binding agreement between the Signatory and the Company upon the terms and subject to the conditions of the Offer.

The Signatory understands that the payment of the Purchase Price for the Shares accepted for purchase by the Company will be made as promptly as practicable by the Company following the conclusion of the Offer and that in no event will the Signatory receive any interest on the Purchase Price.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Signatory and all obligations of the Signatory hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the Signatory. Except as stated in the Offer, this tender is irrevocable.

The Signatory hereby acknowledges that capitalized terms not defined in this Letter of Transmittal shall have the meanings ascribed to them in the Offer to Purchase.

Subject to, and effective upon, acceptance for payment of, or payment for, Shares tendered herewith in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms or conditions of any such extension or amendment), the Signatory hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Shares that are being tendered hereby that are purchased pursuant to the Offer, and hereby irrevocably constitutes and appoints the Company as attorney-in-fact of the Signatory with respect to such Shares, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares all in accordance with the terms and subject to the conditions set forth in the Offer.

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The Signatory authorizes and instructs the Company to make a cash payment for the Purchase Price for Shares accepted for purchase by the Company, less any applicable withholding taxes, to which the undersigned is entitled in the name of the registered holder, to the Signatory’s Yieldstreet Wallet.

You may submit this Letter of Transmittal electronically through the Yieldstreet Platform, which is accessible through www.yieldstreetalternativeincomefund.com.

Please select one of the two boxes below:

☐ I’d like to sell up to _______ Shares

☐ I’d like to sell my entire position

This Letter of Transmittal shall be deemed to have been signed by the stockholder upon its electronic submission through the Yieldstreet Platform.

Name(s) of Each Account:
Please Print
Signature(s):_____________________________________________________________________
Capacity (full title):

Address:
Include Zip Code

Daytime Area Code and Telephone No.:
Email:
Taxpayer Identification or
Social Security No.:

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LETTER OF TRANSMITTAL

INSTRUCTIONS TO LETTER OF TRANSMITTAL

FORMING PART OF TERMS AND CONDITIONS OF THIS LETTER OF TRANSMITTAL

1.	Delivery of Letter of Transmittal.

A properly completed and duly executed Letter of Transmittal must be submitted to the Company via the Yieldstreet Platform by 4:00 PM Eastern Time, on September 9, 2025, unless the Offer is extended. The Purchase Price will be paid and issued in exchange for the Shares tendered and accepted for purchase by the Company pursuant to the Offer to Purchase in all cases only after receipt by the Company of a properly completed and duly executed Letter of Transmittal.

2.	Signatures on this Letter of Transmittal, Powers of Attorney and Endorsements.

(a)	If this Letter of Transmittal is signed by the registered holder(s) of the Shares to be tendered, the signature(s) of the holder on this Letter of Transmittal must correspond exactly with the name(s) on the application accepted by the Company in connection with the purchase of the Shares, unless such Shares have been transferred by the registered holder(s), in which event this Letter of Transmittal should be signed in exactly the same form as the name on the last transferee indicated on the stock ledger maintained in book-entry form by DST Asset Manager Solutions, Inc., the Company’s transfer agent.

(b)	If any Shares tendered with this Letter of Transmittal are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

(c)	If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of their authority to so act must be submitted.

(d)	If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Shares listed, the Letter of Transmittal must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the application accepted by the Company in connection with the purchase of the Shares. Signatures must be guaranteed in Box 3 by an Eligible Institution (unless signed by an Eligible Institution).

3.	Withholding. The Company is entitled to deduct and withhold from the Purchase Price otherwise payable to any holder of Shares whose Shares are accepted for purchase by the Company any amounts that the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are withheld, the withheld amounts shall be treated for all purposes as having been paid and issued to the holder of Shares in respect of which such deduction and withholding was made.

4.	Transfer Taxes. The Company will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name(s) of, any person(s) other than the registered owner(s), the amount of any transfer taxes(whether imposed on the registered owner(s) or such other person(s)) payable on account of the transfer to such person(s) will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted herewith.

5.	Determinations of Validity. All questions as to the form of documents and the validity of Shares will be resolved by the Company in its sole discretion, whose determination shall be final and binding. The Company reserves the absolute right to reject any deliveries of any Shares that are not in proper form, or the acceptance of which would, in the opinion of the Company or its counsel, be unlawful. The Company reserves the absolute right to waive any defect or irregularity of delivery for exchange with regard to any Shares, provided that any such waiver shall apply to all tenders of Shares.

NEITHER THE COMPANY, ITS BOARD OF DIRECTORS, YIELDSTREET MANAGEMENT, LLC, NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

6.	Requests for Assistance or Additional Copies. Requests for assistance or for additional copies of this Letter of Transmittal may be directed to the Company at the address or the telephone number set forth on the cover page of this Letter of Transmittal.

7.	Backup Withholding.

If backup withholding applies, the Company is required to withhold 24% of any payment made to the Stockholder with respect to Shares tendered. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by the holder from the Internal Revenue Service.

Certain holders (including, among others, most corporations and certain foreign persons) are exempt from backup withholding requirements. To qualify as an exempt recipient on the basis of foreign status, a holder must generally submit a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI, signed under penalties of perjury, attesting to that person’s exempt status. A holder would use a Form W-8BEN or Form W-8BEN-E to certify that it is neither a citizen nor a resident of the United States and would use a Form W-8ECI to certify that (1) it is neither a citizen nor a resident of the United States, and (2) the proceeds of the sales of the Shares are effectively connected with a U.S. trade or business. A foreign person, or a foreign branch of a U.S. person, would use a Form W-8IMY to establish that it is a qualified intermediary that is not acting for its own account. A foreign holder (a “Non-U.S. holder”) may also use a Form W-8BEN or Form W-8BEN-E to certify that it is eligible for benefits under a tax treaty between the United States and such foreign person’s country of residence. To claim treaty benefits, a Non-U.S. holder will generally be required to provide a taxpayer identification number issued by the Internal Revenue Service.

A HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO HIS OR HER QUALIFICATION FOR EXEMPTION FROM THE BACKUP WITHHOLDING REQUIREMENTS OR FOR TREATY BENEFITS AND THE PROCEDURE FOR OBTAINING AN EXEMPTION OR TREATY BENEFIT, INCLUDING THE APPROPRIATE FORM TO PROVIDE TO CLAIM SUCH EXEMPTION OR TREATY BENEFIT.

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IMPORTANT: THIS LETTER OF TRANSMITTAL MUST BE PROPERLY COMPLETED AND RECEIVED BY THE COMPANY PRIOR TO THE EXPIRATION OF THE OFFER.